EXHIBIT 6

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 1/16/25 to 2/6/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
1/16/2025	Sell	4,150	10.46
1/17/2025	Sell	46,586	10.53
1/21/2025	Sell	53,311	10.57
1/22/2025	Sell	43,735	10.60
1/27/2025	Sell	20,396	10.76
1/28/2025	Sell	14,546	10.76
2/4/2025	Sell	24,935	10.80
2/5/2025	Sell	46,749	10.85
2/6/2025	Sell	55,995	10.90